OppenheimerFunds
Registered Representative Q&A:
In response to questions from brokers about the proxy mailing to their clients on the change in fundamental investment policies in Global Bio-Tech Fund.
August 16, 1994

Key Dates:

August 12          Proxy packages mailed to shareholders
September 19       Shareholder meeting date
September 19       Shareholder votes due

What was in the proxy package that was sent to my clients?

Proxy Statement - a proxy statement detailing the election of the Trustees, the ratification of auditors and the Board's proposal to change the Fund's fundamental investment policies to be voted on by the shareholders at the meeting to be held in Denver on September 19.

Ballot or Proxy - a card with a perforated ballot which should be signed and dated by all shareholders after marking his or her votes.

Business Reply Envelope - to be used to return ballots.

Annual Report - sent only to shareholders who opened accounts after the date of the last annual report mailing (September '93).

What is my client being asked to vote on?

- --    Election of Trustees -  Your clients are being asked to re-elect the current Board of Trustees. Information on the Trustees is included in the proxy statement. They may choose to elect all, some or none of the individuals on the ballot card.

- --    Ratification of Auditors - The Fund hires independent auditors to review its financial statements. Your clients are being asked to ratify the Board's selection of the auditors.

- --    Change in Fundamental Investment Policies -  The Fund's Board has
      recommended that shareholders of Global Bio-Tech Fund approve of a change of the Fund's fundamental investment policies. The proposal is to broaden the Fund's investment capabilities to emphasize global emerging growth companies, rather than just bio-tech companies.

If the proposal is approved, the Fund's portfolio management team will have the flexibility to invest in many emerging growth sectors worldwide, which they believe will provide greater growth potential than the current investment emphasis on the biotechnology sector alone. However, the Fund's investment objective of capital appreciation will remain the same.

Oppenheimer Management Corporation believes that by expanding the investment focus of your clients' Fund from global biotechnology stocks to global emerging growth companies, they will be able to take advantage of the dramatic changes affecting world markets today, while potentially reducing some of the risks associated with sector fund investing by diversifying the Fund's investments across different sectors.

How do they vote?

There are three numbered items on the left side of the ballot and corresponding voting boxes on the right.

1. Election of Trustees. To approve the election of ALL the Trustees, check the box marked "For all nominees listed" (the first box). If there are individual Trustees you do not wish to elect, mark a line through their name and still check the box "For all nominees listed." To vote against all of the nominees, check the second box "Withhold Authority."

2. Ratification of Auditors. They may choose to vote "For" or "Against" or "Abstain."

Note: clients need to remember that all persons listed as shareholders for an account must sign and date the ballot as indicated. Fiduciaries must use their fiduciary titles.

Why should my clients vote for the change in investment policies of the Fund?

Oppenheimer Management Corporation believes that smaller companies are well positioned to take advantage of the dramatic changes affecting the world markets, and as these markets mature, we believe the investment opportunities will be attractive.

Additionally, our global investment management team believes that the ability to invest in many emerging growth sectors worldwide will provide greater growth potential while reducing some of the risk to principal by diversifying the Fund's investment across a number of sectors.

Does this mean there will no longer be any investment in the biotechnology sector?

No. The Fund can continue to take advantage of opportunities in biotechnology stocks and may invest a significant portion of its assets in the sector. It is expected that the Fund will continue to hold a significant amount of bio-tech stocks until the portfolio can be repositioned in an orderly manner. The overall focus of the Fund, however, will be broadened to include opportunities in the other sectors as well.

In what other sectors will the Global Emerging Growth Fund invest in if the proposal is approved?

Besides investing in the bio-tech and environment sectors, the Global Emerging Growth Fund will be able to take advantage of opportunities in other sectors that may include, among others, telecommunications, developing markets and emerging consumer markets.